Exhibit 10.8

AMENDMENT NUMBER ONE

to

AMENDED AND RESTATED 2004 STOCK OPTION PLAN

of

SUPREME INDUSTRIES, INC.

The Amended and Restated 2004 Stock Option Plan (the “Plan”) of Supreme Industries, Inc., a Delaware corporation (the “Company”), was adopted by the Company’s Board of Directors effective as of February 7, 2006.

Article 9 of the Plan provides that the Board of Directors may, at any time, without the consent of the Participants under the Plan, amend the Plan.

After reviewing the situation, the Board of Directors has determined that the Amendment below can be made by the Board of Directors in accordance with such Article 9 and without the need for shareholder approval of such amendment.

Accordingly, the Board of Directors hereby amends the Plan by deleting the fourth from last sentence contained in Section 8.3(c) and substituting therefor the following:

“The option period for a Reload Stock Option will commence on its Date of Grant and expire on such expiration date as is determined by the Committee (provided that such expiration date is in compliance with the requirements of Section 7.1 of the Plan and is in accordance with the requirements governing Incentive Stock Options), after which period the Reload Stock Option cannot be exercised.”

DATED to be effective October 25, 2006.

BOARD OF DIRECTORS OF
SUPREME INDUSTRIES, INC.

By:	/s/ Herbert M. Gardner
Herbert M. Gardner, Chairman of the Board